                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  March 29, 1996

                              ABBOTT LABORATORIES

                            An Illinois Corporation

          Commission File                           I.R.S. Employer
           Number 1-2189                            Identification
                                                    No. 36-0698440




                              100 Abbott Park Road
                       Abbott Park, Illinois 60064-3500

                            Telephone: (847) 937-6100

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ITEM 5.   OTHER EVENTS

          On March 29, 1996, Abbott Laboratories ("Abbott") and MediSense, Inc. ("MediSense") announced that they signed a definitive agreement through which Abbott will acquire MediSense. Under the terms of the agreement, Abbott will make a tender offer to acquire 100 percent of the outstanding shares of MediSense for $45 per share, or an equity value of approximately $876 million. The Abbott and MediSense boards of directors have endorsed the offer. The tender offer is expected to be completed in approximately five weeks, subject to regulatory approvals and customary closing conditions. Following the tender offer, MediSense will be merged into a wholly-owned subsidiary of Abbott Laboratories, and each remaining MediSense shareholder will receive $45 per share in exchange for each MediSense share held.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) Press Release issued by Abbott and MediSense on March 29, 1996.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ABBOTT LABORATORIES



Date:  April 4, 1996                   By: /s/ Jose M. de Lasa
                                           ------------------------------------
                                           Jose M. de Lasa
                                           Senior Vice President,
                                           Secretary and General Counsel

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                        [Letter Head]

FOR IMMEDIATE RELEASE

     ABBOTT                            MEDISENSE
          MEDIA:                            MEDIA AND FINANCIAL:
          Rick Moser                        John Chiricotti
          847-937-8943                      617-895-6007

     FINANCIAL COMMUNITY:
          Cathy Babington
          847-937-3931


ABBOTT LABORATORIES TO ACQUIRE MEDISENSE, INC.

     Abbott Park, Ill., and Waltham, Ma., March 29, 1996 -- Abbott Laboratories (NYSE: ABT) and MediSense, Inc. (NASDAQ: MSNS) today announced that they have signed a definitive agreement through which Abbott will acquire MediSense, the biosensor technology leader in blood glucose self-testing systems for people with diabetes.

     Under the terms of the agreement, Abbott will make a tender offer to acquire 100 percent of the outstanding shares of MediSense for $45 per share, or an equity value of approximately $876 million. The Abbott and MediSense boards of directors have endorsed the offer. The tender offer is expected to be completed in approximately five weeks, subject to regulatory approvals and customary closing conditions. Following the tender offer, MediSense will be merged into a wholly-owned subsidiary of Abbott Laboratories, and each remaining MediSense shareholder will receive $45 per share in exchange for each MediSense share held.


                                    -more-

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ABBOTT LABORATORIES TO ACQUIRE MEDISENSE, INC.
PAGE 2


     "We are extremely pleased to add MediSense's superior technology and outstanding people to our company," said Duane L. Burnham, chairman and chief executive officer of Abbott Laboratories. "MediSense fits very well with our diagnostics operations, and will create many opportunities for synergy with our other divisions as well."

     According to Miles D. White, senior vice president, diagnostics operations, the acquisition advances Abbott's interests in the glucose monitoring market. "This important strategic step, combined with other internal and external initiatives to secure industry-leading technology in glucose monitoring, will position Abbott very favorably in this market. In addition to providing immediate access to the fastest-growing segment of the diagnostics market, MediSense's research and development program will augment our existing work to develop and commercialize future non-invasive monitoring technologies," said White.

     "We are delighted to become a part of the world's leading diagnostics company," said Robert L. Coleman, Ph.D. president and chief executive officer of MediSense. "The combination of the two organizations will accelerate market growth and will ensure continued development and availability of therapies to improve the care of people with diabetes."


                                    -more-

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ABBOTT LABORATORIES TO ACQUIRE MEDISENSE, INC.
PAGE 3

     MediSense manufactures products that allow people with diabetes to routinely measure blood glucose which is critical to diabetes management. The products are compact, easy-to-use home glucose meters and disposable single-use test strips. MediSense was the first company to develop a biosensor-based blood glucose self-testing system. MediSense's leading system, the Precision Q*I*D -TM-, provides accurate results, with less blood, faster than any competing product.

     The MediSense subsidiary of Abbott will continue to be located in Massachusetts, with Dr. Coleman remaining as president of the subsidiary. MediSense is a worldwide developer, manufacturer and marketer of blood glucose self-testing systems that enable people with diabetes to manage their disease more effectively. MediSense believes the convenience and simplicity of its products promote increased testing compliance by individuals with diabetes and provide for more effective management of their condition.

     Abbott Laboratories is a diversified global manufacturer of health care products employing 50,000 people. The company researches, develops and markets pharmaceutical, diagnostic, nutritional and hospital products. In 1995, the company's sales and net earnings were $10.0 billion and $1.7 billion, respectively, with earnings per share of $2.12.


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